UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2009

ATS Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-51552	11-3747850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7925 Jones Branch Drive, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (571) 766-2400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                 Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 1, 2009, the Company announced that Ginger Lew has submitted her resignation as a director of ATS Corporation (the “Company”), effective May 31, 2009.  Ms. Lew has served as a director since June 11, 2007.  Ms. Lew’s resignation is due to her assuming a position in the Obama Administration.

On June 1, 2009, the Company also announced that the Board of Directors appointed Kevin Flannery as a new director to the Board, filling the vacancy that resulted from Ginger Lew’s resignation.  Mr. Flannery joins the Company’s Board as an independent director and will serve as a member of the Audit Committee.  He will serve until the election of directors at the Company’s 2012 annual meeting of stockholders.

Mr.  Flannery has over 40 years of experience in both operational and financial management roles in a variety of industries.

There is no arrangement or understanding between Mr. Flannery and any other person pursuant to which he was appointed as a director of the Company.  In connection with his service, Mr. Flannery will receive the Company’s standard director compensation package.  He does not have any other material arrangements or transactions with related persons required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company issued a press release on June 1, 2009 announcing Ms. Lew’s resignation and Mr. Flannery’s appointment to the Board.  A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01                 Financial Statements and Exhibits

(d) Exhibits

99.1           Press Release dated June 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       June 1, 2009

ATS CORPORATION

By:	/s/ Dr. Edward H. Bersoff
Dr. Edward H. Bersoff
Chairman, President and
Chief Executive Officer